Exhibit 99.1

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265, roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Corporation Announces Retirement of Director Laura Kohler

MANITOWOC, WI, June 17, 2025 – Bank First Corporation (NASDAQ: BFC), the holding company for Bank First, N.A., announces the retirement of Laura Kohler from its Board of Directors, following its Annual Shareholder Meeting held on June 16, 2025.

Ms. Kohler joined the Board of Directors in 2022 and served on the Compensation Committee. Throughout her tenure, she provided valuable guidance on compensation strategy, employee engagement, and retention. Drawing on her expertise in human resources, talent management, and organizational culture, she supported succession planning initiatives and helped shape Bank First’s leadership development efforts.

“Laura brought depth of knowledge and fresh perspective to the Board,” said Mike Molepske, Chairman and Chief Executive Officer of Bank First. “Her thoughtful approach to leadership, commitment to people, and passion for creating meaningful workplace experiences made a lasting impact on our organization. We are thankful for her service and wish her all the best in her future endeavors.”

Ms. Kohler serves as Chief Sustainable Living Officer at Kohler Company, leading efforts to help individuals and organizations adopt more sustainable lifestyles. Over her 30-year career, she has held senior leadership roles in marketing, communications, sustainability, and global human resources. In addition to her professional work, she is actively involved in several nonprofit organizations and chairs three Kohler Trusts: Clean Water, Arts & Education, and Preservation. She is also on the boards of Kohler Company, Duke University’s Trinity Board of Visitors, the John Michael Kohler Arts Center, the Kohler Foundation, the African Wildlife Foundation, and the National Housing Endowment.

For more information about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 362 full-time equivalent staff and has assets of approximately $4.5 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.